Exhibit 99.1

[OXFORD LETTERHEAD]

Mr. Bob Jakobs

Director of Finance

Icagen, Inc.

42222 Emperor Blvd.

Durham, NC 27703

February 14, 2008

Dear Bob,

This is to notify you that Oxford Finance Corporation has approved Icagen’s request for a credit line expansion through December 31, 2008 under the same terms and conditions of the original proposal executed on December 20, 2001. The expansion will be changed to reflect recent treasury-bill constant maturity rates as of February 11, 2008. This is to accommodate your anticipated funding of approximately $880,000, of equipment purchases through December 31, 2008. If you need to increase this amount, or if you have any questions or concerns about this expansion, please do not hesitate to contact me directly.

Sincerely,

/s/ Chad D. Norman

Chad D. Norman

Business Development Officer